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                                                                   Exhibit 10.50

                   FIRST AMENDED AND RESTATED PROMISSORY NOTE

$13,122,500.00

                                                               November 16, 1999
                                                        Saddle Brook, New Jersey

            WHEREAS, Vornado Realty Trust (the "Company") is the holder of certain promissory notes, dated December 29, 1992, January 15, 1993, April 15, 1993, and June 16, 1993 (the "Existing Notes"), made by Steven Roth (the "Executive");

            WHEREAS, the Company has agreed to make an additional loan to Executive over and above the principal balance of the Existing Notes;

            WHEREAS, the Company and Executive desire to amend and restate the terms and conditions of the Existing Notes in their entirety, all in the manner hereinafter set forth and to replace the Existing Notes with this Note;

            NOW THEREFORE, by Executive's execution and delivery, and the Company's acceptance of delivery from Executive, of this Note, this Note is deemed to amend and restate the Existing Notes in their entirety and the Existing Notes are hereby amended and restated in their entirety so that the terms, covenants, agreements, rights, obligations and conditions contained in this Note shall supersede and control the terms, covenants, agreements, rights, obligations and conditions of the Existing Notes, as follows:

1. DEFINITIONS

            Capitalized terms used but not defined in this Note shall have the respective meanings assigned to such terms in the Stock Pledge Agreement and the Loan Documents, as such terms are defined below.

2. PROMISE TO PAY, INTEREST, MATURITY, PAYMENTS

            FOR VALUE RECEIVED, Executive promises to pay to the order of the Company, at its office located at Park 80 West, Plaza Two, Saddle Brook, New Jersey 07662, or such other place as designated in writing by the holder hereof,

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the aggregate principal sum of THIRTEEN MILLION ONE HUNDRED TWENTY-TWO THOUSAND
FIVE HUNDRED ($13,122,500.00) on January 1, 2006 ("Maturity"), with interest on the unpaid principal amount hereof from the date hereof until Maturity, payable quarterly in arrears on the 10th day following payment of the Company's regular quarterly dividend (or if no dividend is paid, at the end of the applicable calendar quarter), at a rate per annum equal to 4.49%. If the interest required to be paid under the terms of this Note shall at any time exceed the rate of interest which the Company is permitted by law to charge in the State of New Jersey, then the interest rate to be paid hereunder shall be the maximum rate permitted by law.

3. PREPAYMENT

            This Note may prepaid in whole or in part at any time without penalty or premium.

4. COLLATERAL

            This Note is secured by the Executive's Stock Pledge Agreement dated December 29, 1992 and such other security or supporting documents as are executed in conjunction with therewith (the "Loan Documents"). The Company or any subsequent holder of this Note is entitled to all the benefits provided for in the Loan Documents or referred to therein.

5. ENFORCEMENT EXPENSES

            In the event Executive fails to pay any amounts due hereunder when due, and this Note is collected by legal proceedings (including proceedings in the probate or bankruptcy courts) Executive shall pay to the holder thereof, in addition to such amounts due, all costs of collection or enforcement, including reasonable attorneys fees and court costs which shall be added to the principal of, and be collectible as part of, this Note.

6. WAIVER OF PRESENTMENT, OFFSET, COUNTERCLAIMS, DEFENSES

            Executive, on behalf of himself and his successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to

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time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of Executive hereunder. In addition, Executive, on behalf of himself and his successors and assigns, hereby expressly acknowledges and agrees that he and they shall be unconditionally liable for the repayment of all amounts due hereunder and, without limiting the foregoing, Executive, on behalf of himself and his successors and assigns, hereby forever expressly waives any claim or right of offset and any similar claim or right, whether now existing or later acquired and whether granted by contract or by law, against any amounts otherwise due him or them.

7. EVENT OF DEFAULT

            Failure by Executive to pay any sum due hereunder when due and payable which has not been cured by Executive within 30 days following actual receipt of written notice given by the Company, or the occurrence of an event of default under any of the Loan Documents, shall constitute an event of default under this Note and the Company may, at its sole option exercised by notice to Executive, declare the entire outstanding principal balance hereof, together with all unpaid interest accrued hereon, to be immediately due and payable in full. Upon the occurrence of an event of default, the Company may exercise all rights and remedies available to it under the Stock Pledge Agreement or otherwise.

8. HEADINGS

            The Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

9. ENTIRE AGREEMENT

            This Note, the Stock Pledge Agreement and the other Loan Documents constitute the entire agreement between the Company and Executive with respect to the subject matter hereof and all understandings, oral representations and agreements heretofore or simultaneously had among the parties with respect to the transaction governed by the Loan Documents are merged in, and are contained in, such documents and instruments.

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10. GOVERNING LAW AND CONSENT TO JURISDICTION

            THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT REGARD TO THAT STATE'S RULES GOVERNING CONFLICTS OF LAWS. THE PARTIES HERETO HEREBY SUBMIT TO JURISDICTION AND TO LAYING VENUE IN THE COUNTY OF BERGEN, STATE OF NEW JERSEY.

11. WAIVER OF JURY TRIAL

            The parties hereby agree not to elect a trial by jury of any issue triable of right by jury, and waive any right to trial by jury fully to the extent that any such right shall now or hereinafter exist with regard to this Note, or any claim, counterclaim or other action arising in connection herewith or therewith. This waiver of right to trial by jury is given knowingly and voluntarily by each of the Company and Executive, and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue. Each party is hereby authorized to file a copy of this paragraph in any proceeding as conclusive evidence of this waiver by the other party.

12. SEPARABILITY

            In any case any provision herein shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            IN WITNESS WHEREOF, the parties have caused this Note to be duly executed as of the date written above.

       STEVEN ROTH                   VORNADO REALTY TRUST


       /s/ Steven Roth               By: /s/ Irwin Goldberg
       ---------------                   ------------------
       Steven Roth                       Name:  Irwin Goldberg
                                         Title: Vice President, Chief Financial
                                                 Officer